(LOGO)
HOMESIDE
LENDING, INC.

May 15, 1998

Ms. Kimberly J. Wiggins
Contracts & Comp. Administrator
Norwest Bank Minnesota, N.A.
11000 Broken Land Parkway
Columbia, MD 21044-3562

Re:
Officer's Certificate
Calendar Year Ending 12/31/97


Dear Ms. Wiggins:

As an officer of HomeSide Lending, Inc. (HomeSide), I certify to the best of my knowledge to the following for the 1997 calendar year:


1. I have reviewed the activities and performance of the servicing activities of HomeSide during the preceding fiscal year under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Seller/Servicer Guide and to the best of my knowledge, HomeSide has fulfilled all of its duties, responsibilities or obligations under these agreements throughout such year, or if there has been a default or failure of HomeSide to perform any of such duties, responsibilities or obligations, a description of each default or failure and the nature and status thereof has been reported to Norwest Bank Minnesota, N.A.;

2. I have confirmed that HomeSide is currently an approved FNMA or FHLMC servicer in good standing;

3. I have confirmed that the fidelity bond, the errors and omissions insurance policy and any other bonds required under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Seller/Servicer Guide are in full force and effect;

4. All premiums for each hazard insurance policy,  flood insurance policy (if
applicable) and primary  mortgage  insurance    policy (if  applicable),  with
respect to each mortgaged property, have been paid and that all such insurance policies are in full force and effect;

5. All real estate taxes, governmental assessments and any other expenses accrued and due, that if not paid could result in a lien or encumbrance on any mortgaged property, have been paid as and when due.

6. All custodial  accounts have been reconciled and are properly  funded; and

7. All annual reports of Foreclosure and Abandonment of Mortgage Property required per Section 6050H, 6050J and 6050P of the Internal Revenue Code, respectively, have been prepared and filed.


Sincerely,


/s/ Terry Salazar
Terry Salazar
Vice President

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        Post Office Box 44090, Jacksonville, FL 32231-4090 904-281-3000
                                                                   EQUAL HOUSING
                                                                      LENDER

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